Exhibit 99.2

GigCapital4, Inc. Announces Closing of Upsized $358.8 Million Initial Public Offering

PALO ALTO, Calif. – February 11, 2021 – GigCapital4, Inc. (NASDAQ: GIGGU) (the “Company” or “GigCapital4”), the fourth SPAC issued by the GigCapital Global team since 2017, today announced the closing of its upsized initial public offering of 35,880,000 units at a price of $10.00 per unit, including an additional 4,680,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, for gross proceeds of $358.8 million. Each unit consists of one share of common stock and one-third (1/3) of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share.

The units began trading on the Nasdaq Capital Market (the “NASDAQ”) under the ticker symbol “GIGGU” on February 9, 2021. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on the NASDAQ under the symbols “GIG” and “GIGGW” respectively.

Led by Dr. Avi Katz, Executive Chairman, and Dr. Raluca Dinu, Chief Executive Officer, the Company intends to focus on opportunities in the technology, media, telecommunications and sustainable industries.

Oppenheimer & Co. Inc. and Nomura Securities International, Inc. acted as the joint lead book-running managers for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $358.8 million (or $10.00 per unit sold in the public offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of February 11, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com and Nomura Securities International, Inc., Attention: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, or by telephone at 212-667-9000, or by email at equitysyndicateamericas@nomura.com. Copies of the final prospectus can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, a member entity of GigCapital Global and the founder of GigAcquisitions4, LLC, used pursuant to agreement.

About GigCapital4

GigCapital4 is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company (SPAC), focusing on the technology, media and telecommunications (TMT) and sustainable industries. It was sponsored by GigAcquisitions4, LLC, which was founded by GigFounders, LLC, each a member entity of GigCapital Global, and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The Company intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business with enterprise valuations larger than $750 million in the TMT and sustainable industries. In particular, it intends to target TMT and sustainable industry companies anywhere in the world that embrace today’s digital transformation and experience as a competitive advantage.

MEDIA CONTACT

Brian Ruby, ICR, brian.ruby@icrinc.com